Exhibit 21.1

Subsidiaries

1.	Infosmart Group Limited, a British Virgin Islands company (“Infosmart BVI”) – wholly owned subsidiary of the Company
2.	Portabello Global Limited, a British Virgin Island company – wholly owned subsidiary of Infosmart BVI
3.	Info Smart International Enterprises Limited, a Hong Kong company (“Info Smart International”) – wholly owned subsidiary of Infosmart BVI
4.	Infoscience Media Global Limited, a British Virgin Islands company – wholly owned subsidiary of Infosmart BVI
5.	Info Smart Technology Limited, a Hong Kong company (“Info Smart Technology) – wholly owned subsidiary of Infosmart BVI
6.	Infoscience Media Limited, a Hong Kong company (“Infoscience Media”) – wholly owned subsidiary of Info Smart Technology
7.	Infoscience Holdings Limited, a Hong Kong company – wholly owned subsidiary of Infoscience Media
8.	Manwin International Limited, a Hong Kong company – 50% owned subsidiary of Infoscience Media
9.	Discobra Industria E Comercio de Eletro Eletronica Ltda, a Brazilian company – 99.42% owned subsidiary of Infoscience Media